Exhibit 10.14

Amendment to

Unisys Corporation 2003 Long-Term Incentive and Equity Compensation Plan

Effective February 12, 2009

The Unisys Corporation 2003 Long-Term Incentive and Equity Compensation Plan (the “Plan”) is hereby amended, effective February 12, 2009, as follows:

1. The second paragraph of Section 4 of the Plan is amended to read in its entirety as follows:

In the event of any merger, reorganization, consolidation, recapitalization, share exchange, stock dividend, stock split, reverse stock split, split-up, spin-off, issuance of rights or warrants or other change in corporate structure affecting the Stock after adoption of the Plan by the Board, the aggregate number and kind of shares reserved for issuance under the Plan, the number, kind and price of shares subject to outstanding Awards and the Award limits set forth in Sections 4 and 5 shall be proportionately substituted for or adjusted to reflect such change in corporate structure, provided, however, that any such substitutions or adjustments will be consistent with the treatment of shares of Stock not subject to the Plan, and with respect to Stock Options and SARs, such that (1) on an aggregate basis, the Spread Value with respect to such Stock Options or SARs immediately after the change does not exceed the Spread Value immediately before the change, (2) on a share by share basis, the ratio of the Fair Market Value of the shares of Stock subject to such Stock Options or SARs to the exercise price for such shares is not more favorable to the Participant immediately after the change as compared to such ratio immediately before the change, (3) to the extent new Stock Options or SARs are granted, any old, related Stock Options or SARs shall be cancelled, (4) all other terms of the Stock Options or SARs remain the same except to the extent they become inoperative by reason of the transaction, and (5) no additional benefits are provided under any new or adjusted Stock Options or SARs.

2. Except as amended hereby, the Plan shall continue in full force and effect.